Exhibit 5.1

Orrick, Herrington & Sutcliffe LLP
222 Berkeley St Suite 2000
Boston, MA 02116
+1-617-880-1800
orrick.com

October 14, 2025

Serve Robotics Inc.

730 Broadway

Redwood City, CA 94063

Re:    Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel for Serve Robotics Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) of the Company’s registration statement on Form S-8 (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of an aggregate of 3,289,146 shares of the Company’s common stock, par value $0.0001 per share (“Common Stock” and such shares, the “Shares”), reserved for issuance pursuant to the Serve Robotics Inc. 2023 Equity Incentive Plan, as amended by Amendments to the Serve Robotics Inc. 2023 Equity Incentive Plan dated July 22, 2024 and June 12, 2025 (as amended, the “2023 Plan”). As your legal counsel, we have reviewed the actions proposed to be taken by you in connection with the issuance and sale of the Shares to be issued under the 2023 Plan.

In connection with this opinion, we have examined and relied upon (i) the Registration Statement; (ii) the Amended and Restated Certificate of Incorporation of the Company, as amended and restated through the date hereof; (iii) the Amended and Restated Bylaws of the Company, as amended and restated through the date hereof; (iv) the 2023 Plan; and (v) such corporate records of the Company, certificates of public officials, officers of the Company and other persons, and such other documents, agreements and instruments as we have deemed relevant and necessary or appropriate as a basis for our opinion set forth below.

In such examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies. In making our examination of documents executed or to be executed, we have assumed that the parties thereto, other than the Company, had or will have the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and the execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties. As to any facts material to the opinions expressed herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others and of public officials.

Serve Robotics Inc. October 14, 2025 Page 2

Based on the foregoing and subject to the limitations, qualifications and assumptions set forth herein, we are of the opinion that the Shares to be issued pursuant to the terms of the 2023 Plan have been duly authorized and, when issued, delivered and paid for in accordance with the terms of the 2023 Plan, will be validly issued, fully paid and non-assessable.

Our opinion herein is limited to the General Corporation Law of the State of Delaware.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement. In giving such consent, we do not admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Orrick, Herrington & Sutcliffe LLP

Orrick, Herrington & Sutcliffe LLP